Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-262339

Prospectus Supplement No. 2

(To Prospectus dated February 2, 2022)

eFFECTOR Therapeutics, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated February 2, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-262339). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”), filed with the SEC on February 24, 2022. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “EFTR” and “EFTRW.” On February 23, 2022, the closing price of our common stock was $5.26 and the closing price of our warrants was $0.52.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 24, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2022

eFFECTOR Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39866	85-3306396
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142 North Cedros Avenue, Suite B Solana Beach, California	92075
(Address of principal executive offices)	(Zip Code)

(858) 925-8215

(Registrant’s telephone number, including area code)

11120 Roselle Street, Suite A

San Diego, California 92121

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	EFTR	Nasdaq Capital Market
Warrants to purchase common stock	EFTRW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On February 22, 2022, eFFECTOR Therapeutics, Inc. (the “Company”) entered into the Second Amendment to Loan and Security Agreement (the “Oxford LSA Second Amendment”), with Oxford Finance LLC (“Oxford”), under which certain provisions from that certain Loan and Security Agreement, dated as of March 19, 2021, by and among the Company, eFFECTOR Therapeutics Operations, Inc. (formerly known as eFFECTOR Therapeutics, Inc.) (“Old eFFECTOR”) and Oxford (the “Oxford LSA”), were modified and amended.

In March 2021, Old eFFECTOR entered into the Oxford LSA, pursuant to which Old eFFECTOR may borrow up to $30.0 million, issuable in two separate tranches of $20.0 million (“Term A Loans”) and $10.0 million (“Term B Loans”, and together with Term A Loans, collectively, the “Oxford Loans”). In August 2021, the Company consummated the business combination (the “Business Combination”) pursuant to that certain Merger Agreement, dated as of May 26, 2021, by and among the Company (formerly known as Locust Walk Acquisition Corp.), Old eFFECTOR, and Locust Walk Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub merged with and into Old eFFECTOR, with Old eFFECTOR becoming the Company’s wholly owned subsidiary. In September 2021, following completion of the Business Combination, the Company entered into that certain Joinder and First Amendment to Loan and Security Agreement, dated as of September 7, 2021, pursuant to which, among other things, the Company became party to the Oxford LSA (the “Oxford LSA First Amendment”).

Pursuant to the Oxford LSA Second Amendment, the Oxford LSA was modified to, among other things, (i) amend the amortization date of the Oxford Loans to March 1, 2024, and upon the funding of the Term B Loans, the amortization date to be further extended to March 1, 2025, (ii) amend the maturity date of the Oxford Loans to February 1, 2027, (iii) amend certain clinical development milestones as the funding condition of the Term B Loans, and (iv) amend the availability period of the Term B Loans to commence on January 1, 2023 and ending on June 30, 2023.

The foregoing descriptions of the Oxford LSA First Amendment and the Oxford LSA Second Amendment are qualified in their entirety by reference to the full text of the Oxford LSA First Amendment and the Oxford LSA Second Amendment, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and each of which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Joinder and First Amendment to Loan and Security Agreement, dated September 7, 2021, by and among eFFECTOR Therapeutics, Inc., eFFECTOR Therapeutics Operations, Inc. and Oxford Finance LLC

10.2	Second Amendment to Loan and Security Agreement, dated February 22, 2022, by and among eFFECTOR Therapeutics, Inc., eFFECTOR Therapeutics Operations, Inc. and Oxford Finance LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFFECTOR Therapeutics, Inc.

Date: February 24, 2022	By:	/s/ Michael Byrnes
	Name:	Michael Byrnes
	Title:	Chief Financial Officer

Exhibit 10.1

JOINDER AND FIRST AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS JOINDER AND FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of September 7, 2021 (the “First Amendment Effective Date”), by and between OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time (each a “Lender” and collectively, the “Lenders”) including Oxford in its capacity as a Lender, eFFECTOR Therapeutics, Inc., a Delaware corporation with offices located at 11120 Roselle Street, Suite A, San Diego, CA 92121 (“Existing Borrower”) and Locust Walk Acquisition Corp., a Delaware corporation, with offices located at 11120 Roselle Street, Suite A, San Diego, CA 92121 (“New Borrower”, and together with Existing Borrower, individually and collectively, jointly and severally, “Borrower”).

RECITALS

A. Collateral Agent, Lenders and Existing Borrower have entered into that certain Loan and Security Agreement dated as of March 19, 2021 (as amended or modified from time to time, the “Loan Agreement”). Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Exisiting Borrower has informed Collateral Agent and the Lenders that it has entered into that certian Agreement and Plan of Merger (the “Merger Agreement”), in substantially the form attached hereto as Annex I, dated as of May 26, 2021 by and among Exisiting Borrower, New Borrower and Locust Walk Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Borrower, pursuant to which, among other things, Locus Walk Merger Sub, Inc. will merge with and into Exisiting Borrower with Exisiting Borrower surviving as the surviving corporation and a wholly owned subsidiary of New Borrower.

C. Exisiting Borrower has informed Collateral Agent and the Lenders that in connection with the transactions contemplated by the Merger Agreement it itends to change its legal name to eFFECTOR THERAPEUTICS OPERATIONS, INC., a Delaware corporation and Collateral Agent and the Lenders hereby consent to such change. All references herein to “Existing Borrower” shall mean eFFECTOR Therapeutics Operations, Inc. (FKA eFFECTOR Therapeutics, Inc.).

D. New Borrower has informed Collateral Agent and the Lenders that in connection with the transactions contemplated by the Merger Agreement it itends to change its legal name to eFFECTOR THERAPEUTICS, INC., a Delaware corporation and Collateral Agent and the Lenders hereby consent to such change. All references herein to “New Borrower” shall mean eFFECTOR Therapeutics, Inc. (FKA Locust Walk Acquisition Corp.).

E. Collateral Agent and Lenders hereby acknowledge and agree that the transaction effectuated by the Merger Agreement is a SPAC Transaction as contemplated by Sections 7.2 and 7.3 of the Loan Agreement.

F. Existing Borrower has requested that Collateral Agent and the Lenders (i) add New Borrower as a “Borrower” under the Loan Agreement and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

G. Collateral Agent and Lenders have agreed to modify and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Joinder.

2.1 New Borrower. New Borrower hereby is added as a “Borrower” under the Loan Agreement. All references in the Loan Agreement to “Borrower” shall hereafter mean and include the Existing Borrower and each New Borrower individually and collectively, jointly and severally; and New Borrower shall hereafter have all rights, duties and obligations of “Borrower” thereunder.

2.2 Joinder to Loan Agreement. New Borrower hereby joins the Loan Agreement and each of the Loan Documents (other than the Warrants), and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents (other than the Warrants), as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence, New Borrower agrees that it will be jointly and severally liable, together with Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Each Borrower may, acting singly, request Credit Extensions pursuant to the Loan Agreement. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions pursuant to the Loan Agreement. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

2.3 Subrogation and Similar Rights. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Amendment, the Loan Agreement, the Loan Documents or any other related documents, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Amendment and the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

2.4 Grant of Security Interest. New Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. New Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of the Loan Agreement to have priority to Collateral Agent’s Lien. New Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to New Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

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2.5 Representations and Warranties. New Borrower hereby represents and warrants to Collateral Agent and each Lender that all representations and warranties in the Loan Documents made on the part of Existing Borrower are true and correct on the date hereof with respect to Existing Borrower and New Borrower, with the same force and effect as if New Borrower were named as “Borrower” in the Loan Documents in addition to Existing Borrower; provided that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date.

3. Amendments to Loan Agreement.

3.1 Section 12.14 (Borrower Liability). New Section 12.14 hereby is added to the Loan Agreement to read as follows:

“12.14 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.”

3.2 General.

(a) Each reference to the phrase “[n]either Borrower” in the Loan Agreement hereby is replaced with “[n]o Borrower.”

(b) Exhibit C to the Loan Agreement hereby is replaced with Exhibit C attached hereto.

(c) Exhibit D to the Loan Agreement hereby is replaced with Exhibit D attached hereto.

4. Limitation of Joinder and Amendment.

4.1 The joinder and amendments set forth in Sections 2 and 3 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document including, without limitation, a waiver of any default or Event of Default under the Loan Agreement resulting from the breach or fulfilment of any of Borrower’s obligations under the Merger Agreement, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

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4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents (including the updated Perfection Certificate delivered in connection with this Amendment) are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Existing Borrower and of each New Borrower delivered to Collateral Agent and Lenders on the date of this Amendment, are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not (a) contravene any material Requirement of Law applicable thereto, (b) constitute an event of default under any material agreement by which Borrower or its properties, is bound, (c) contravene any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) conflict with the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b) of the Loan and Security Agreement); and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of the following:

(i) this Amendment, duly executed by each party hereto;

(ii) a Corporate Borrowing Certificate from each Borrower;

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(iii) duly filed UCC Financing Statements, identifying New Borrower as a Debtor, consistent with Exhibit A hereto;

(iv) Amended and Restated Secured Promissory Note, duly executed by each Borrower, substantially in the form of Exhibit D attached hereto, and Collateral Agent shall have returned to Existing Borrower the originals of the Secured Promissory Note currently held by Lenders;

(v) good standing certificates for New Borrower certified by the Secretary of State (or equivalent agency) of such New Borrower’s jurisdiction of organization and each jurisdiction in which such New Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the date of this Amendment;

(vi) certified copies of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been terminated or released, each as of a date no earlier than thirty (30) days prior to the date of this Amendment; and

(vii) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

8. Condition Subsequent. As a condition subsequent to this Amendment, Borrower agrees its failure to deliver any of the following items to Collateral Agent and Lenders, in form and substance satisfactory to Collateral Agent and each Lender, in accordance with such item’s respective deadline as follows, shall be an immediate Event of Default under the Loan Agreement.

(i) No later than fifteen (15) days after the First Amendment Effective Date, a duly executed Control Agreement in favor of Collateral Agent for all Collateral Accounts of New Borrower, except to the extent exempt from such requirement pursuant to Section 6.6(b) of the Loan Agreement;

(ii) No later than fifteen (15) Business Days after the First Amendment Effective Date a Perfection Certificate covering New Borrower;

(iii) No later than thirty (30) Business Days after the First Amendment Effetive Date, Evidence of insurance covering New Borrower pursuant to Section 6.5 of the Loan Agreement;

(iv) No later than thirty (30) days after the First Amendment Effective Date, to the extent such Shares are certificated, the certificate or certificates for the Shares for New Borrower, accompanied by an instrument of assignment duly executed in blank by New Borrower; and

(v) No later than thirty (30) days after the First Amendment Effective Date, or such later date as Collateral Agent may agree in its sole discrection, to the extent any Collateral at any office or business location of New Borrower, including warehouses, is valued in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, then New Borrower shall execute and deliver to Collateral Agent a bailee waiver or landlord waiver, as applicable pursuant to Section 6.11 of the Loan Agreement.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

BORROWER:

eFFECTOR THERAPEUTICS, INC. (FKA LOCUST WALK ACQUISITION CORP.)

By:	/s/ Michael Byrnes
Name:	Michael Byrnes
Title:	Chief Financial Officer

eFFECTOR THERAPEUTICS OPERATIONS, INC. (FKA eFFECTOR THERAPEUTICS, INC.)

By:	/s/ Michael Byrnes
Name:	Michael Byrnes
Title:	Chief Financial Officer

[Signature Page to First Amendment to Loan and Security Agreement]

Exhibit 10.2

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of February 22, 2022 (the “Second Amendment Effective Date”), by and between OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time (each a “Lender” and collectively, the “Lenders”) including Oxford in its capacity as a Lender, eFFECTOR Therapeutics Operations, Inc. (FKA eFFECTOR Therapeutics, Inc.), a Delaware corporation with offices located at 142 North Cedros Avenue, Suite B, Solana Beach, CA 92075 (“eFFECTOR Therapeutics Operations”) and eFFECTOR Therapeutics, Inc. (FKA Locust Walk Acquisition Corp.), a Delaware corporation, with offices located at 142 North Cedros Avenue, Suite B, Solana Beach, CA 92075 (“eFFECTOR Therapeutics”, together with eFFECTOR Therapeutics Operations, individually and collectively, jointly and severally, “Borrower”).

RECITALS

A. Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of March 19, 2021 (as amended by that certain Joinder and First Amendment to Loan and Security Agreement dated as of September 7, 2021, and as may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”). Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Borrower has requested that Collateral Agent and the Lenders make certain revisions to the Loan Agreement as more fully set forth herein.

C. Collateral Agent and Lenders have agreed to modify and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.2 (Term Loans). Section 2.2(b) hereby is amended and restated in its entirety to read as follows:

“(b) Repayment. From and after the Second Amendment Effective Date, Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (x) thirty-six (36) months if the Amortization Date is March 1, 2024 or (y) twenty-four (24) months, if the Amortization Date is March 1, 2025. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

2.2 Section 13 (Definitions). The following defined terms in Section 13.1 of the Loan Agreement hereby are amended and restated in their entirety to read as follows:

“Amortization Date” is March 1, 2024; provided that, upon the funding of the Term B Loan, the Amortization Date shall mean March 1, 2025.

“Maturity Date” is February 1, 2027.

“Phase II Milestones” means Borrower’s achievement of each of the following: (i) achievement of the primary endpoint with respect to the frontline maintenance cohort in the phase 2b clinical trial evaluating tomivosertib in patients with non-small cell lung cancer patients having PD-L1 expression greater to or equal than 1%, clinicaltrials.gov identifier #NCT04622007; and (ii) initiating at least one (1) phase 2 trial evaluating zotatafin; as evidenced, in each case, by the issuance of a press release by Borrower announcing same.

“Second Draw Period” is the period commencing on January 1, 2023 and and ending on the earliest of (i) June 30, 2023, (ii) forty-five (45) days after the occurrence of the Phase II Milestones and (iii) the occurrence and continuance of an Event of Default.

3. Subrogation and Similar Rights. Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Amendment, the Loan Agreement, the Loan Documents or any other related documents, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Amendment and the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

4. Limitation of Amendment.

4.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document. This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

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5. Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

5.1 Immediately after giving effect to this Amendment, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not (a) contravene any material Requirement of Law applicable thereto, (b) constitute an event of default under any material agreement by which Borrower or its properties, is bound, (c) contravene any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) conflict with the organizational documents of Borrower;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, does not require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or are being obtained pursuant to Section 6.1(b) of the Loan Agreement); and

5.6 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Amortization Schedules. The amortization schedule(s) attached to that certain Amended and Restated Secured Promissory Note dated as of September 7, 2021, made by Borrower in favor of Lender shall be replaced with the amortization schedule(s) attached hereto as Exhibit A.

7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of the following:

(i) this Amendment, duly executed by each party hereto;

(ii) a Corporate Borrowing Certificate from each Borrower;

(iii) an amendment fee equal to Thirty Seven Thousand Dollars ($37,000.00), fully earned and payable as of the date hereof; and

(iv) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Colette H. Featherly
Name:	Colette H. Featherly
Title:	Senior Vice President

BORROWER:

eFFECTOR THERAPEUTICS, INC. (FKA LOCUST WALK ACQUISITION CORP.)

By:	/s/ Michael Byrnes
Name:	Michael Byrnes
Title:	Chief Financial Officer

eFFECTOR THERAPEUTICS OPERATIONS, INC. (FKA eFFECTOR THERAPEUTICS, INC.)

By:	/s/ Michael Byrnes
Name:	Michael Byrnes
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Loan and Security Agreement]